EXHIBIT 1

December 17, 2003

FOR IMMEDIATE RELEASE

TSX:       ERF.UN
NYSE:     ERF

ENERPLUS ANNOUNCES CASH DISTRIBUTION

Enerplus Resources Fund announces that a cash distribution in the amount of CDN$0.35 (thirty-five cents) per unit will be payable on January 20, 2004 to all Unitholders of record at the close of business on December 31, 2003. The ex-distribution date for this payment is December 29, 2003.  This distribution amount represents cash flows earned in the month of November 2003, less amounts withheld for debt repayment.

The CDN$0.35 per unit is equivalent to approximately US$0.27 per unit if converted using a US/Canadian dollar exchange ratio of 1.32. The actual US dollar equivalent distribution will be based upon the actual US/Canadian dollar exchange rate applied on the payment date and will be net of any Canadian withholding taxes that may apply.

The Fund’s new trailing twelve month cash distribution paid totals CDN$4.29 (four dollars and twenty-nine cents) per unit.

For further information, please contact Investor Relations at 1-800-319-6462 or e-mail investorrelations@enerplus.com.

Eric P. Tremblay

Senior Vice-President, Capital Markets

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus.  The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities.  Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted. Enerplus disclaims any responsibility to update these forward-looking statements.